UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2011

SENETEK PLC
(Exact name of registrant as specified in its charter)

Commission File Number 0-14691

England (State or other jurisdiction of incorporation or organization)	77-0039728 (IRS Employer Identification Number)

51 New Orleans Court, Suite 1A Hilton Head, SC (Address of principal executive offices)	29928 (Zip code)

(404) 418-6203
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of Material Definitive Agreement.

In August 2008, Firstgold Corp. (“Firstgold”), Platinum Partners Value Arbitrage Fund L.P. (“Platinum”) and Lakewood Group, LLC (“Lakewood”) entered in a purchase agreement (the “Firstgold Agreement”) pursuant to which, among other things, Firstgold issued and sold to Platinum (i) senior secured promissory notes in the aggregate principal amount of $9,607,200 (the “Platinum Notes”), and (ii) a warrant to purchase up to 12.0 million shares of Firstgold’s common stock (the “Platinum Warrant”).  In December 2009, Platinum exercised its rights to cause Firstgold to purchase the Platinum Warrant (the “Platinum Put Right”).  Firstgold failed to pay amounts outstanding under the Platinum Notes, including accrued and unpaid interest in respect of the Platinum Notes and amounts in respect of the Platinum Put Right, as and when due.  The Platinum Notes are secured by all of the assets of Firstgold and the primary asset of Firstgold is the Relief Canyon Mine.

In April 2010, the Company entered into a participation agreement (the “Participation Agreement”) with Platinum, pursuant to which the Company purchased a participation in the Platinum’s claims relating to (i) the aggregate principal amount outstanding under the Platinum Notes and related advances of $9.6 million, (ii) the accrued and unpaid interest in respect of the Platinum Notes and such related advances of $2.3 million, and (iii) the amount owed by Firstgold to Platinum in respect of the exercise of the Platinum Put Right with respect to the Platinum Warrant of $3.6 million (collectively, the “Platinum Claims”), equal to an undivided percentage interest of 45% in all of such Platinum Claims (representing $7.0 million of the Platinum Claims), and a corresponding 45% pro rata interest in all collateral and guarantees, if any, Platinum has or from time to time may receive securing or supporting any of the Platinum Claims or any obligations of Firstgold arising under or in connection with any documents relating to any Platinum Claims, for the aggregate purchase price of $5.0 million.  As a result of (1) the issuance by Firstgold of senior secured promissory notes to Platinum and Lakewood pursuant to the Firstgold Agreement and (2) the Company’s purchase of 45% of the Platinum Claims, the Company held a 35% interest in the Relief Canyon Mine assets.

On August 22, 2011, pursuant to the Participation Agreement, the Company requested that Platinum acquire its participation interest at the price of $5,034,281 (the “Put Price”).  The Company and Platinum have agreed that the Put Price shall be deemed paid, in part, by application (by way of set-off) of amounts outstanding under the a secured promissory note (the “Company Note”) issued by the Company to DMRJ Group LLC (“DMRJ”), an affiliated entity of Platinum, on or about March 2010.  The amounts owed to DMRJ pursuant to the Company Note totaled $2,876,790 (the “Company Note Amount”) Additionally the Company and Platinum agreed to settle the balance of amounts that had been advanced by each party to the operations of the Relief Canyon Mine project (the “Net Project Advances”).

           On September 1, 2011, the Company received from Platinum an amount equal to $2,535,689 (which amount represents the Put Price less the Company Note Amount plus the Net Project Advances). as a result, as of September 1, 2011, (i) the Participation Agreement is deemed terminated and of no further force and effect, (ii) the liens and security interests of DMRJ in the property of the Company are released and terminated, and (iii) all liabilities of the Company with respect to the Company Note are discharged.

On September 1, 2011, the Company issued a press release in connection with the matters described in this Item 1.02.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

99.1.	Press Release dated September 1, 2011

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENETEK PLC.

Date: September 2, 2011	By:	/s/ John Ryan
John P. Ryan
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number

99.1	Press Release dated September 1, 2011